UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NOV Inc.

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NOV INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2021

DATE:	Wednesday, May 19, 2021
TIME:	10:00 a.m. (Houston time)
PLACE:	NOV Inc.
7909 Parkwood Circle Dr.
Houston, Texas 77036

The 2021 annual meeting of stockholders (“Annual Meeting”) of NOV Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas 77036 on Wednesday, May 19, 2021, at 10:00 a.m. Houston time, for the following purposes:

•	To elect nine directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2021;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2021 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

Beginning on or about April 9, 2021, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2020 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 22, 2021 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 22, 2021, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 9, 2021

NOV INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOV Inc.

ANNUAL MEETING:	Date: Wednesday, May 19, 2021

Time: 10:00 a.m. (Houston time)

Place: NOV Inc.

7909 Parkwood Circle Dr.

Houston, Texas 77036

AGENDA:	Proposal 1: To elect nine nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2021 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 22, 2021 are entitled to vote (the “Record Date”). The only class of securities entitled to vote at the Annual Meeting is NOV Inc. common stock. Holders of NOV Inc. common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 9, 2021. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the nine nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 22, 2021, there were 390,654,546 shares of NOV Inc. common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 195,327,274 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the nine director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2020 annual report are available via the Internet at:

http://investors.nov.com/phoenix.zhtml?c=97690&p=irol-sec and at www.proxyvote.com.

Pursuant to United States Securities and Exchange Commission (“SEC”) rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 9, 2021, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the

Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 19, 2021.

The Company’s 2021 Proxy Statement and the Annual Report to Stockholders for the year ended 2020 are also available at: http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Eric L. Mattson, Melody B. Meyer and William R. Thomas are nominees for directors for a one-year term expiring at the Annual Meeting in 2022, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2020 Annual Meeting. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

NOV Inc.’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. The Company considered the foregoing factors in determining that the board member should serve on the Board.

CLAY C. WILLIAMS, 58

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005 until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s VP-Corporate Development.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development, to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

GREG L. ARMSTRONG, 62

Mr. Armstrong has been a Director of the Company since March 2005 and previously served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Mr. Armstrong is a co-founder and former Chairman and CEO of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Armstrong retired as CEO of Plains in October 2018 and as Chairman in December 2019 and continues to serve as a member of its board of directors. Mr. Armstrong has been a director of The Federal Reserve Bank of Dallas since 2015, currently serving as Chairman, and was elected to the board of Memorial Hermann Healthcare System in 2021. He is a member of the adjunct faculty for the University of Oklahoma’s Executive MBA in Energy program and the Advisory Board of the Cox School’s Maguire Energy Institute at Southern Methodist University and is the immediate past Chairman of the National Petroleum Council.

Mr. Armstrong has over 35 years of experience being a certified public accountant (currently inactive) and eight years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO, the latter of which spanned 26 years. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He has also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

MARCELA E. DONADIO, 66

Ms. Donadio has been a Director of the Company since April 2014. She was the Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young LLP in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the U.S. and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves as a director of Marathon Oil Corporation, an energy company, and Norfolk Southern Corporation, a transportation company.

Ms. Donadio provides valuable service and experience to the Audit Committee, due to her 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 70

Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 25 years of experience in investment banking and 19 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 38 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

JAMES T. HACKETT, 67

Mr. Hackett has been a Director of the Company since April 2016. From February 2018 to February 2020, Mr. Hackett served as the Chairman of Alta Mesa Resources, Inc., an independent oil, gas, and NGL producer, gatherer, processor and transporter. Mr. Hackett was a Senior Advisor and Partner at Riverstone Holdings, LLC, an energy focused private investment firm from June 2013 to March 2020. Mr. Hackett also served as the Chairman of the Board from 2006 to 2013 and the Chief Executive Officer from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett also serves as a director of Enterprise Products Holdings, LLC and Fluor Corporation.

Through the various leadership positions he has held with several publicly traded energy companies, Mr. Hackett has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975, a Master of Business Administration from Harvard Business School in 1979 and a Master of Theological Studies from Harvard Divinity School in 2016. Mr. Hackett has also gained valuable outside board experience from his previous tenures as a director of: Cameron International, Anadarko Petroleum Corporation, Bunge, Ltd., Halliburton Corporation, Federal Reserve Bank of Dallas and Temple-Inland, Inc, to name a few.

DAVID D. HARRISON, 73

Mr. Harrison has been a Director of the Company since August 2003. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, from February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks. Mr. Harrison also serves as a director of James Hardie Industries, a leading fiber cement technology company.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his 29 years of being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 49 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA degree. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries, where he currently serves as the Chairman of the Remuneration Committee.

ERIC L. MATTSON, 69

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson served as the EVP-Finance of Select Energy Services, Inc., a public oil service company located in Houston until his retirement in March 2018. Mr. Mattson also served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, from 2003 until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson also serves as a director of Holly Energy Partners L.P. Mr. Mattson previously served as a director of Rex Energy Corporation until November 2018.

Mr. Mattson has an MBA degree and 44 years of financial experience, including 25 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 35 years. He also has extensive mergers and acquisitions experience of over 35 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

MELODY B. MEYER, 63

Ms. Meyer has been a Director of the Company since September 2017. Ms. Meyer was with Chevron for over 37 years and held various positions of increasing responsibility, including managing domestic and international operations, managing strategy and planning and leading new technology development for the organization. Ms. Meyer was the President of Chevron Asia Pacific Exploration and Production from 2011 until her retirement in 2016. Prior to that, Ms. Meyer served as the President of the Chevron Energy Technology Company from 2008 to 2011 and the Vice President of Chevron’s Gulf of Mexico business unit from 2004 to 2008. Ms. Meyer also serves as a director of BP p.l.c. and AbbVie Inc.

Ms. Meyer provides valuable service and experience to the Audit Committee, due to her experience as a former long serving executive at Chevron. Ms. Meyer has extensive experience in the upstream oil and gas industry, having worked in that industry for over 37 years. During her lengthy career at Chevron, Ms. Meyer had P&L responsibility for major segments of upstream exploration and production portfolios and was responsible for strategy and planning, global portfolio, large capital projects, as well as dual supervising financial managers in line management roles.

WILLIAM R. THOMAS, 68

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas has been serving as the Chairman and CEO of EOG Resources, Inc. since January 2014. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG Resources, Inc., including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas has been with EOG Resources, Inc. and its predecessor companies since 1979.

Mr. Thomas provides valuable service and experience to the Audit Committee, due to his over seven years of experience serving as a director of, and as the Chief Executive Officer of, EOG Resources, Inc. (EOG). Mr. Thomas has been with EOG and its predecessor companies for over 42 years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

Your Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met seven times and the committees met a total of 13 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2020, as well as the number of meetings each committee held during 2020:

Committee
Director	Audit	Compensation	Nominating/Corporate Governance
Clay C. Williams
Greg L. Armstrong (Lead Director)
Marcela E. Donadio	M		M
Ben A. Guill		C
James T. Hackett			M
David D. Harrison	C
Eric L. Mattson		M	C
Melody B. Meyer	M		M
William R. Thomas	M	M
Number of Meetings Held in 2020	9	2	2

C:	Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Mr. Harrison (Chair), Ms. Donadio, Ms. Meyer and Mr. Thomas are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Mr. Guill (Chair), Mr. Mattson and Mr. Thomas are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Mr. Guill, Mr. Mattson and Mr. Thomas served on the Compensation Committee during 2020. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Mr. Mattson (Chair), Ms. Donadio, Mr. Hackett and Ms. Meyer are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 22, 2021, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board values diversity and seeks to achieve a mix of directors that represents a diversity of viewpoints, backgrounds and experiences. The Board considers diversity in a variety of different ways and in a fairly expansive manner when identifying nominees for director. In evaluating the overall qualifications of a prospective nominee, the Nominating/Corporate Governance Committee and Board will take into account the individual’s professional experience, experience in the oil and gas industry, education, skills, gender, race and other qualities and attributes that contribute to board heterogeneity.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

The following are some of the key skills and experience, as well as background details of our Board.

	Greg Armstrong	Marcela Donadio	Ben Guill	James Hackett	David Harrison	Eric Mattson	Melody Meyer	William Thomas	Clay Williams
Skills & Experience
Operations	✓			✓	✓		✓	✓	✓
International business		✓		✓	✓	✓	✓	✓	✓
Risk management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Oil & gas industry	✓	✓	✓	✓	✓	✓	✓	✓	✓
Engineering/technology				✓	✓	✓	✓	✓	✓
Sales/marketing	✓			✓	✓	✓		✓

Background
Age	62	66	70	67	73	69	63	68	58
Gender	Male	Female	Male	Male	Male	Male	Female	Male	Male
Race	White	Hispanic	White	White	White	White	White	White	White
Year joined Board	2005	2014	1999	2016	2003	2005	2017	2015	2013
Independent	✓	✓	✓	✓	✓	✓	✓	✓

Nominations of persons for election to the Board of Directors may be made at an annual or special meeting of stockholders by any stockholder entitled to vote for the election of directors at the meeting, who complies with the notice procedures set forth in Article II, Section 9 of our Amended and Restated Bylaws dated as of January 1, 2021 (the “Bylaws”), and who is a stockholder of record both at the time of the giving of notice provided for in Article II, Section 9 of the Bylaws and at the time of the meeting. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely under Article II, Section 9 of the Bylaws, a stockholder’s notice must be delivered to and received by our Secretary at our principal executive offices by hand or by certified or registered mail, return receipt requested: (i) with respect to an election to be held at an annual meeting of stockholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date on which we released our proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, not less than one hundred twenty (120) days prior to the date of such annual meeting or the tenth (10th) day following the public announcement of the date of such annual meeting; and (ii) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 of the Bylaws requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth (10th) day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Article II, Section 9 of the Bylaws prescribes specific information that must be included in a stockholder’s notice, eligibility requirements for the proposed nominee and other requirements for a valid nomination. With respect to our annual meeting of stockholders for 2022, a stockholder’s notice to nominate a person for election as director must be received no earlier than November 10, 2021 and no later than December 10, 2021. Article II, Section 10 of the Bylaws prescribes the procedures and requirements for inclusion of a stockholder nominee in our proxy materials.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held nine meetings in 2020. During the quarterly in person and virtual meetings of the committee, the Audit Committee met separately in executive session with the Internal Audit Vice President, the Chief Compliance Officer, the Senior Vice President and General Counsel, the Senior Vice President and Chief Financial Officer and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2020. The Audit Committee pre-approves the audit fees for all audit services provided by Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (4) critical audit matters which were material and involved especially challenging, subjective or complex judgements; and (5) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2020 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chair

Marcela E. Donadio

Melody B. Meyer

William R. Thomas

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2021. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2020 and 2019. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2020	2019
	(in thousands)
Audit Fees	$8,536	$8,717
Audit Related Fees	$15	$20
Tax Fees(1)	$5,312	$2,393
All Other Fees	—	—
Total	$13,862	$11,130

(1)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value and when required, the reduction in costs as needed to preserve shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2020, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 95% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Heavily Weighted Towards Long-Term Incentives

•

Annual Incentive Plan awards are aligned with our performance: The Company’s Annual Incentive Plan is designed to incentivize near term generation of EBITDA, a measure of profitability, and improvement in working capital efficiency. Both play a key role in the Company’s generation of free cash flow. For 2020, the Company’s operating cash flow grew by 30%, to $926 million, as compared to the prior year. Although the Company’s focus on improving its working capital efficiency contributed to stronger year over year performance and it significantly reduced its costs which contributed to higher EBITDA, it fell short of its working capital and adjusted EBITDA targets, resulting in no bonus paid to our named executive officers. This was the third year within the past six years where most of our named executive officers received no bonus payment.

•

Long-term incentives linked to shareholder value: Long-term incentives comprise the largest portion of pay for our named executive officers. The Company’s long-term incentive awards consist of: stock options, restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning), which rewards the named executive officers for financial returns, absolute stock price appreciation, and relative shareholder return performance. Performance share awards are tied to the Company improving its absolute return on capital and outperforming other oilfield service stocks.

•

Minimum three-year vesting for equity awards: One material concern of our Board has been retention of strong management, as the Company has navigated a challenging market environment. The Company’s compensation program is designed to enhance retention of key management through a three-year vesting of equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•

Performance-Based CEO Pay: CEO base salary level has generally been below the competitive peer median. Moreover, CEO compensation does not include any discretionary bonus award. Instead, CEO bonus is entirely formulaic, based on the Company’s financial performance against a budget target approved by the Board. The budget typically requires management execute cost reductions in years in which it faces challenging market conditions, such as 2020. Additionally, the CEO (Mr. Clay C. Williams) voluntarily reduced his base salary in May 2020 from $940,000 to $750,000 in light of the severe industry downturn and difficult 2020 operating environment. This was the third year within the past six years that the CEO voluntarily reduced his base salary.

•

Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for executive officers that help align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be recouped by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements.

•

Returns Focused Incentives: The performance measures for the Company’s Annual Incentive Plan (i.e., Adjusted EBITDA with a working capital modifier) encourage the reduction of costs and inventory levels and the improvement of cash flow and working capital. Additionally, the long-term incentive includes a value-creation metric aligned with generating financial returns above the cost of capital, thereby encouraging the prudent deployment of capital over the long term.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. During challenging market conditions such as those experienced over the past few years, the program is designed to incentivize proactive measures to reduce operating costs, such as workforce reductions and facility closures. The program does not encourage excessive risk-taking by management. Nor does it encourage sacrificing longer-term investments that will create shareholder value over a long-term horizon. It strikes a balance of incentivizing necessary short-term tactical measures with the continued cultivation of longer-term corporate opportunities. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2021 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2020 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

NOV Inc.’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Eric L. Mattson, Melody B. Meyer and William R. Thomas.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for capital equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. The full Board also monitors our various enterprise wide risks, including, environmental and social risks and IT and cybersecurity risks (e.g. data privacy, business continuity, information security, etc.). Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management oversight process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, we noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to each director, officer, employee and certain consultants of the Company and its subsidiaries. The policy prohibits each director, officer, employee and certain consultants from engaging in all hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any director or executive officer. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investors/Corporate Governance/Conduct and Ethics section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Corporate, Social and Environmental Responsibility

The Company’s approach to corporate, social and environmental responsibility revolves around protecting the health and safety of our employees, maintaining a diverse and inclusive environment, defending human rights across the globe, reducing the environmental footprint of our products, and improving our processes and technologies. We continuously strive to align our business strategies with our mission to support our people, environment, customers, and communities.

In 2019, the Company published its first sustainability report detailing its Environmental, Social, and Governance (“ESG”) approach. We encourage you to read our Environmental, Social, and Governance Report at:

www.nov.com/-/media/nov/files/about/corporate-responsibility/environmental-social-and-governance-report.pdf

Governance Hotline and Communications with Directors

The Company has established a hotline for any parties with an interest in the Company including, but not limited to employees and investors, to communicate with the Company’s non-management directors. Such communication, including complaints and concerns, can be reported confidentially and anonymously, where allowed by local law, via phone, email or mail to the contact information below. This hotline is part of the procedures established by the Company’s Audit Committee for the receipt, retention, and treatment of complaints received by the Company, in accordance with SEC regulation. Parties wishing to communicate with our non-employee directors may do so by calling 1-800-676-4380. This procedure is described on the Company’s website, www.nov.com, in the Investors/Corporate Governance/Conduct and Ethics section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2020, all members of the Board were in attendance at the annual meeting. As a safety precaution due to the COVID-19 pandemic, the Board members attended the 2020 annual stockholder meeting by videoconference but were available for questions from shareholders.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 16, 2020, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 12, 2021, the Company filed its 2020 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current named executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 58

For a detailed description of Mr. Williams’ background, please refer to page 6.

JOSE A. BAYARDO, 49

Mr. Bayardo has served as the Company’s Senior Vice President and Chief Financial Officer since August 2015. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

SCOTT K. DUFF, 53

Mr. Duff has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since July 2014. Mr. Duff previously served as the Company’s Vice President of Internal Audit from 2005 to June 2014. Prior to joining NOV in 2004, Mr. Duff held accounting positions at KPMG, Ernst & Young LLP, and SBC. Mr. Duff holds a Bachelor of Business Administration in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant.

JOSEPH W. ROVIG, 60

Mr. Rovig has served as the President of Rig Technologies since March 2014. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Prior to joining the Company, he worked for two drilling contractors in various positions, both domestically and internationally. Mr. Rovig’s internationally-based positions cover twenty years of experience with multiple locations in Asia and Europe.

CRAIG L. WEINSTOCK, 62

Mr. Weinstock has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Prior to his promotion, Mr. Weinstock served as the Company’s Chief Compliance Officer. Before joining the Company in October 2013, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of the Company on a variety of matters. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2020 (except where noted below). The number and percentage of shares of common stock beneficially owned is based on 388,225,374 shares outstanding as of December 31, 2020.

5% Owners	Number of Shares	Percent of Class
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	44,123,045	11.36%
Pzena Investment Management, LLC (2) 320 Park Avenue, 8th Floor New York, NY 10022	39,523,272	10.18%
First Eagle Investment Management, LLC (3) 1345 Avenue of the Americas New York, NY 10105	33,564,211	8.64%
Hotchkis and Wiley Capital Management, LLC (4) 601 S. Figueroa Street 39th Floor Los Angeles, CA 90017	28,053,432	7.23%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10055	23,670,470	6.1%
State Street Corporation (6) State Street Financial Center One Lincoln Street Boston, MA 02111	20,988,730	5.41%

(1)

Shares owned at December 31, 2020, as reflected in Amendment No. 7 to the Schedule 13G filed with the SEC on February 8, 2021 by The Vanguard Group. Within The Vanguard Group there are the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.

(2)	Shares owned at December 31, 2020, as reflected in Amendment No. 2 to the Schedule 13G filed with the SEC on January 29, 2021 by Pzena Investment Management, LLC.
(3)	Shares owned at December 31, 2020, as reflected in Amendment No. 4 to the Schedule 13G filed with the SEC on February 10, 2021 by First Eagle Investment Management, LLC.
(4)	Shares owned at December 31, 2020, as reflected in Amendment No. 1 to the Schedule 13G filed with the SEC on February 10, 2021 by Hotchkis and Wiley Capital Management, LLC.
(5)

Shares owned at December 31, 2020, as reflected in Amendment No. 6 to the Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Asset Management North Asia Limited.

(6)

Shares owned at December 31, 2020, as reflected in the Schedule 13G filed with the SEC on February 10, 2021 by State Street Corporation. Within the State Street Corporation group are the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors LTD (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Ltd., State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited and State Street Global Advisors Trust Company.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 22, 2021 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 390,654,546 shares outstanding as of March 22, 2021. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 22, 2021 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days		Percent of Class*
Greg L. Armstrong	74,813	3,505	*
Jose A. Bayardo	310,472	554,258	*
Marcela E. Donadio	41,634	0	*
Scott K. Duff	97,645	301,960	*
Ben A. Guill	108,049	0	*
James T. Hackett	45,661	0	*
David D. Harrison	76,005	3,505	*
Eric L. Mattson	66,965	3,505	*
Melody B. Meyer	25,110	0	*
Joseph W. Rovig	154,569	359,386	*
William R. Thomas	35,918	0	*
Craig L. Weinstock	145,876	383,854	*
Clay C. Williams	845,049	1,808,456	*
All current directors and executive officers as a group (13 persons)	2,027,766	3,418,429		1.39%

*	Less than 1 percent
(1)	Includes shares deemed held by executive officers and directors in trusts, brokerage accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The following Compensation Discussion and Analysis (CD&A) describes our executive compensation program and provides information relevant to understanding the decisions our Compensation Committee has made under that program with regards to our named executive officers’ 2020 compensation.

The following is a list of our named executive officers by name and position, as of December 31, 2020:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Joseph W. Rovig	President, Rig Technologies
Craig L. Weinstock	Senior Vice President, General Counsel and Secretary
Scott K. Duff	Vice President, Corporate Controller and Chief Accounting Officer

Oil and Gas Market Downturn and COVID-19 Pandemic

The COVID-19 pandemic and related economic repercussions had an unprecedented impact on our business and our operations in 2020. Government ordered lockdowns led to severe declines in economic activity, including travel and other activities that severely depressed demand for oil and gas. Early in 2020, aggressive increases in production of oil by Saudi Arabia and Russia contributed to a significant surplus in the supply of oil. Sustained low oil prices led to severe spending reductions by the entire oil and gas industry as U.S. rig count fell to its lowest level since 1940 in August 2020.

The forced shutdown of economic activity directly affected our business and sharply reduced oil and natural gas prices. On April 20, 2020, West Texas Intermediate crude dropped by almost 300% trading at negative $37 per barrel. Demand for our products and services declined as our customers continued to revise their capital budgets downwards and swiftly adjusted their operations in response to lower commodity prices.

Throughout this crisis, the Company maintained a continuous process of actively managing its strategy, structure and resources to the changing market conditions and new realities. The Company closed or realigned hundreds of facilities, reduced headcount, sharply lowered costs and reviewed all product lines for acceptable returns in the evolved market. Additionally, the Company proactively reduced the balances and extended the maturity profile of its debt.

While aggressively matching size and spend to the market, and protecting its balance sheet, the Company has continued investing in new products and technologies that enable its customers to improve their operational efficiencies.

2020 Performance Amidst a Global Pandemic

Despite the challenging market conditions in 2020, the Company made significant progress towards our key priorities, which includes the following highlights:

•

Market conditions in 2020 fell short of expectations in the Company’s original 2020 Plan. The Company’s revenue fell 28% short of the 2020 Plan, but it managed decremental EBITDA leverage down to only 23%, against a widely shifting mix and challenging market, largely through cost cuts.

•	Significantly improved cash flow (cash flow from operations increased 30% from the prior year) and strengthened our balance sheet (net debt decreased 82% to only $142 million).

•	The Company has achieved $746 million in annualized cost savings since the 2019 inception of the cost cutting program. The Company achieved $577 million in annualized cost savings in 2020 alone.

•

Improved working capital efficiency to drive better returns on capital. The Company improved efficiencies in working capital which declined from 33% of annualized revenue in the fourth quarter of 2019 to 29% of annualized revenue in the fourth quarter of 2020.

•	The Company closed 129 facilities in 2020, and plans to close at least another 10 in 2021, some of which are quite large, as required to further rationalize capacity and reduce costs.

•

The Company evaluates strategic acquisition opportunities in both the oil and gas and energy transition markets on an ongoing basis. Against a challenging market backdrop, management has maintained a disciplined approach to valuation and refrained from activity in the acquisition markets during 2020, instead choosing to focus the Company’s valuable capital on attractive organic R&D efforts.

•

2020 cost reductions follow an extended period of restructuring corresponding with a generational oil and gas downturn. Since 2014, the Company has closed 644 facilities and reduced its global workforce by approximately 40,000 employees. Between the end of 2014 and the end of 2020, annual fixed costs have been reduced by $2.0 billion and total annual costs by $12.6 billion.

COVID-19: Employee Safety and Health

In 2020, the COVID-19 pandemic presented new challenges for our organization and the communities in which we operate. Naturally, the health and safety of our workforce is a top priority and we continue to engrain safety into our corporate culture and strive to conduct all our operations as safely as possible. In response to the COVID-19 pandemic, the Company implemented programs tailored to each location that included, among other things, working from home, virtual meetings, social distancing, masking, contact tracing and quarantining, facility and machine sanitizing, staggered work shifts, and staggered workdays.

2020 Executive Compensation Decisions

In response to the challenging operating environment in 2020, the Company made the following compensation changes:

•	2020 Salary Reduction: The CEO voluntarily reduced his base salary from 2019 by 20% mid-year to reflect the deteriorating industry conditions in 2020.

•

Incentive Goals Unadjusted: No adjustments or amendments were made to the measures and goals established in February 2020 under the annual cash and long-term incentive plans due to the impact of the COVID-19 global pandemic on the Company’s business.

•	401k Contributions Suspended: Eliminated all employer contributions to employees (excluding some union groups) for the 401k Plan in May 2020.

•	Zero Bonus Payouts: Held annual bonus targets flat relative to prior year resulting in zero bonus payments to named executive officers for calendar year 2020.

•	2020 LTI Value Decreased: Cut executive officers’ long-term incentive awards by 10%, as measured by grant date target value.

•

Increased Performance LTI Weighting: Increased the weighting of performance shares from 40% to 50% of the February 2020 long-term incentive awards (remaining awards weighted by value with 25% in options and 25% in restricted stock).

•

Added Absolute TSR Modifier: Added an absolute TSR collar to the TSR portion of the Company’s performance shares, which are now subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR is negative, regardless of the relative TSR results.

Pay for Performance

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals.

Our annual incentives are tied to profitability and growth (Adjusted EBITDA) as well as improving capital efficiency and cash flow (working capital modifier).

Our long-term incentives are tied to our returns to shareholders: in absolute stock price gains, shareholder returns relative to industry peers, and improving absolute returns on capital relative to our cost of capital.

In 2020, we continued our emphasis on performance-based awards and maintained our measure of 3-year improvement in NVA (NOV Value Added, as defined on page 42) as an additional performance measure to the Company’s long-term performance shares. The Company believes that the adjusted EBITDA and adjusted working capital metrics are well-suited for short-term incentives, while TSR (total shareholder return) and NVA better serve as long-term incentive targets.

For 2020 the payouts under our “at-risk” incentive programs were as follows:

•

Zero Annual Bonus Payout: Despite achieving many of our business objectives in 2020 (as described earlier), we did not meet our pre-set financial threshold goals and consequently did not award bonuses for 2020 performance for named executive officers.

•	Mixed Long-Term Incentive Outcomes: All previous granted stock options remained underwater as of December 31, 2020.

•

The 2018 performance shares were earned at 186% of target based on our 3-year TSR performance relative to the OSX index. When combined with the stock price reduction from grant date, earned performance shares were valued at 73% of the original grant date target value.

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2020.

In the chart above, “Target Compensation” refers to the annual target total compensation opportunities offered to the CEO across 2018, 2019 and 2020 and includes base salary, target bonus opportunity, and the grant date intended value of the long-term incentive awards in each of the three years. The amounts indicated in the Realizable columns refer to the corresponding amounts earned, or on track to be earned, from the 2018, 2019 and 2020 target compensation opportunities as of December 31, 2020. “Realizable Compensation” includes base salary and bonus actually earned each year as well as the intrinsic value of long-term incentive awards based on the Company’s closing stock price on December 31, 2020. Mr. Williams’ 2020 earned salary also incorporates the temporary reduction taken in May 2020. The salary reduction reduced his target bonus opportunity. The 2018 performance award reflects the actual payout of 186% of target based on the Company’s top quartile performance ranking relative to the OSX Index; 2019 and 2020 awards reflect 100% of target since the performance period for those awards will not be completed until December 2021 and 2022 respectively.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do ...	What We Do Not Do ...
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites

☑ Tie significant levels of compensation to key corporate goals	☒ No guaranteed annual or multi-year bonuses

☑ Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒ No repricing of underwater stock options

☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No dividend equivalents paid prior to vesting of performance awards (and never on unearned portion of awards)

☑ Stock Ownership Guidelines for executives and directors	☒ No dividends payable on any other unvested awards

☑ Varied performance metrics under short-term and long-term incentive plans	☒ No significant compensation in the form of perquisites for executives

☑ Double Trigger Provisions for Change in Control

☑ Independent Consultant Reports Directly to the Compensation Committee

☑ Review Tally Sheets When Making Executive Compensation Decisions

☑ Mitigate Undue Risk in Compensation Programs

Shareholder Engagement

Throughout the year, management actively engaged in conversations and sought feedback on management’s approach to long-term planning for the business, including, but not limited to, cost right-sizing efforts in response to current market conditions, new technology research and development, and ESG matters.

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes that in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance, tied to balanced short and long-term objectives,

•	Provide a market competitive pay level,

•	Provide alignment with shareholder interests, and

•	Provide a certain level of financial security.

Components of NOV’s Compensation Program:

Total Compensation
Components
	of Compensation	Purpose
Fixed Pay	Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility and individual performance
“At Risk ” Pay	Annual Incentives (Cash)

•   Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals

•   Encourage smart investments and prudent deployment of capital

•   Attract, motivate, and retain high quality management talent

•   Provide competitive cash compensation opportunity

Stock Options

•   Link a portion of executive compensation to the enhancement of stockholder value

•   Focus executives on share price appreciation and reward for creating long-term stockholder value

•   Require three-year level vesting, thus serving as a retention tool

	Performance Shares	• Recognize the Company’s total shareholder performance relative to industry peers • NVA and TSR performance measures. • Provide a long-term incentive vehicle tied to a three-year performance goal
	Restricted Stock	• Align interests of executives with shareholders by providing long-term stock ownership • Provide forfeitable ownership stake (three-year level vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Role of Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans.

The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities competitive with the peer group of companies described below.

Role of Compensation Consultant

Since 2016, Meridian Compensation Partners (“Meridian”) has been engaged as the Compensation Committee’s compensation consultant to serve as its advisor on executive compensation matters. The compensation consultants provided advice and analysis to the Compensation Committee on the design, structure and level of executive compensation. Meridian conducted a competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity, share usage and dilution. Meridian analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements and other public filings. In November 2019, Meridian generated data on the components of the Company’s compensation program compared to the competitive market data range (25th percentile to 75th percentile) of the designated peer group.

Role of CEO and Management

Management plays an important role in assisting the Compensation Committee in determining executive compensation. At the request of the Compensation Committee, management works with Meridian to provide relevant information for the Compensation Committee to make informed decisions. Additionally, our CEO provides the Compensation Committee with his assessment of the performance of our other executive officers and recommends compensation for those officers.

Market Considerations

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the compensation provided to comparable executive officers at companies in a designated peer group.

The Company’s peer group, as approved by the Compensation Committee in 2019, was as follows:

Apache Corporation	Apergy Corporation	Baker Hughes, a GE Company
Cummins Inc.	Halliburton Co.	Helmerich & Payne, Inc.
Illinois Tool Works Inc.	Ingersoll-Rand PLC	Marathon Oil Corporation
Noble Energy, Inc.	Oceaneering International, Inc.	Parker Hannifin Corporation
Patterson-UTI Energy, Inc.	RPC, Inc.	Schlumberger Ltd.
TechnipFMC	Transocean Ltd.

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account Mr. Williams’ successful achievement of most of his goals and objectives when setting his compensation opportunity. For 2020, Mr. Williams’ performance was measured in four key areas of the Company:

•	Financial performance,

•	Formulation and implementation of Company strategy,

•	Operational and safety performance, and

•	Management and employee development.

2020 Compensation Actions

The following section describes the elements of the Company’s compensation program for 2020, why the elements were selected, and how the amounts of each element were determined. The mix of target total compensation for our CEO and other named executive officers is shown in the chart below:

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer.

None of our named executive officers received an increase in 2020 or 2021 due to the current economic environment. In May 2020, Mr. Williams’ base salary was voluntarily reduced by 20% through the remainder of the year to reflect the deteriorating industry conditions in 2020. Prior to the reduction, Mr. Williams’ base salary was in the 12th percentile of the Company’s peer group.

Name	2018 Salary	2019 Salary	2020 Salary		2020 Increase %
Clay C. Williams	$940,000	$940,000	$816,448	*	0%
Jose A. Bayardo	$685,000	$685,000	$685,000		0%
Joseph W. Rovig	$570,000	$570,000	$570,000		0%
Craig L. Weinstock	$540,000	$540,000	$540,000		0%
Scott K. Duff	$380,000	$380,000	$380,000		0%

*	Mr. Williams’ 2020 base salary was reduced voluntarily from $940,000 to $750,000 effective from May 2020 through the end of the calendar year.

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent return on capital, and provide competitive compensation opportunities to attract and retain high quality management talent.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s named executive officers under the Company’s 2020 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each named executive officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives. The Compensation Committee did not make any changes to the named executive officers’ target annual incentive opportunities for 2020.

	Annual Target Bonus Opportunity (As Percent of Salary)
Name	2019	2020
Clay C. Williams	140%	140%
Jose A. Bayardo	95%	95%
Joseph W. Rovig	95%	95%
Craig L. Weinstock	95%	95%
Scott K. Duff	90%	90%

Performance Metrics

The incentive plan provides for cash awards if the Company achieves certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook, available strategic alternatives, and anticipated cost reductions and it is approved by the Board each year.

Adjusted EBITDA was selected as a measure for the 2020 annual incentive plan given our continued focus on the operating profitability of our business and the ongoing macroeconomic challenges in the oil and gas industry. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. In 2020, the Company included a Working Capital Modifier in the annual incentive plan. First introduced in 2018, the purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Metric	Definition	Rationale
Adjusted EBITDA	Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items.	Adjusted EBITDA was selected given our continued focus on operating profitability, particularly given the ongoing macroeconomic challenges in the oil and gas industry
Working Capital Modifier

Adjusted Working Capital shall be calculated as follows: (Accounts Receivable + Inventory + Contract Assets + Prepaid) – (Accounts Payable + Contract Liabilities + Accrued Cost of Goods Sold). Adjusted EBITDA will be increased by $0.15 for each $1 of Adjusted Working Capital savings below the target and reduced by $0.15 for each $1 of working capital used above the target.

The purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. The EBITDA metric has a Threshold, Target, and Maximum level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Below the threshold level of performance, there is no payout. The payout is capped once the Maximum performance level is achieved.

Payout Results

Our 2020 goals were established prior to the significant impact of the pandemic and the reduction in oil & gas prices. We did not adjust our goals following the significant decline in demand for our products. As a result, we did not achieve our threshold level of EBITDA and actual bonuses paid to executives were calculated as follows:

					Actual Performance			Actual Payout %
	Weight	Min	Target	Max	Without WCM Applied	With WCM Applied		Without WCM Applied	With WCM Applied
		($mil)	($mil)	($mil)
Corporate
NOV EBITDA	100%	$495	$900	$1,305	$350	N/A	(1)	0%	0%
Rig Technologies
NOV EBITDA	50%	$495	$900	$1,305	$350	N/A	(1)	0%	0%
RIG EBITDA	50%	$245	$445	$645	$181	N/A	(1)	0%	0%

Working Capital Modifier

	Target Adjusted Working Capital	Actual Adjusted Working Capital	Working Capital Savings			Change to Adjusted EBITDA ($M)
NOV(2)	$2,405	$3,160	N/A	(1)	=	$0
Rig Technologies(3)	$863	$1,209	N/A	(1)	=	$0
(1)	N/A WCM due to Actual EBITDA below Minimum
(2)	Target Adjusted Working Capital equal to 40% of 2020 annualized revenue
(3)	Target Adjusted Working Capital equal to 45% of 2020 annualized revenue

2020 Annual Incentive Compensation Bonus Payouts

Name	Base Salary	Target Bonus %	Target Bonus $	Overall Payout %	Actual Bonus $
Clay C. Williams	$816,448	140%	$1,143,027	0%	$0
Jose A. Bayardo	$685,000	95%	$650,750	0%	$0
Joseph W. Rovig	$570,000	95%	$541,500	0%	$0
Craig L. Weinstock	$540,000	95%	$513,000	0%	$0
Scott K. Duff	$380,000	90%	$342,000	0%	$0

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Link the officers’ interests with those of the Company’s stockholders.

In 2020, we continued to increase our emphasis on performance-based awards. The executives’ long-term incentive awards are benchmarked to ensure the type, value and amount of each award are consistent with market practices and aligned with the Company’s philosophy.

Grant date target equity values for the named executive officers’ long-term incentive awards were decreased by 10% from the 2019 levels. Additionally, the weighting of performance shares was increased from 40% to 50% of the 2020 long-term incentive awards (remaining awards weighted by value 25% in options and 25% in restricted stock).

Based on the foregoing, on February 25, 2020, the Compensation Committee approved the grant of stock options, restricted stock awards and performance share awards to the Company’s executive officers pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan:

Name	Intended Target Equity Value*	Securities Underlying Stock Options (#)	Restricted Stock Awards (#)	Performance Awards (Target # of Shares)
Clay C. Williams	$8,550,000	366,638	105,660	211,320
Jose A. Bayardo	$2,700,000	115,780	33,366	66,733
Joseph W. Rovig	$1,800,000	77,187	22,244	44,488
Craig L. Weinstock	$1,620,000	69,468	20,020	40,040
Scott K. Duff	$1,620,000	69,468	20,020	40,040

*

The intended target value differs somewhat from the required accounting values used in the Summary Compensation Table. Final share amounts for the performance awards and restricted stock awards were determined by dividing the value of the award by the closing price on February 25, 2020 ($20.23). The final number of stock options was determined using an estimated Black-Scholes value based on the closing price on February 25, 2020.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($20.23 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock

The restricted stock awards granted shall vest in three equal annual installments commencing on the first anniversary of the date of grant.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date (performance period is January 1, 2020 to December 31, 2022). The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns-based metric).

The TSR goal can be only be achieved if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period exceeds certain levels. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance.

The TSR goal is subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the performance period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the performance period, the payout amount shall not be less than 50% of the target level, regardless of relative TSR results.

The following table summarizes the absolute TSR collar limitation:

Annualized 3-year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

The NVA goal is based on the Company’s improvement in NVA (NOV Value Added) from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times a 9% required return on assets. Additionally, the NVA component requires that the Company reach breakeven and earn the cost of capital before the maximum target level will be paid.

The following table summarizes the payout thresholds for the 2020 performance share awards:

Level	TSR: Percentile Rank vs OSX Comparator Group 85%)	NVA: NVA Performance Improvement Compared to 2019 (15%)	Payout Percentage*
Maximum	75th Percentile & above	$291M	200% Target Level
Target	50th Percentile	$146M*	100% Target Level
Threshold	25th Percentile	$0M	50% Target Level
No payout	Below 25th Percentile	<$0M	0%

*	2019 Actual NVA as adjusted in the 2020 new calculation, tax rate of 23%, cost of capital of 9%.

Results falling between threshold, target, and maximum will result in a linearly interpolated payout.

2018 Performance Share Awards Results

For the 2018-2020 performance period, the Company’s TSR ranked at the 71st percentile relative to the constituent members of the OSX index. The TSR performance was in between the target and maximum levels, resulting in 186% of the target shares vesting. The performance share cycle commenced on January 1, 2018 and ended on December 31, 2020. The TSR calculation ranks the Company’s stock performance against the OSX peer group using the average of the first and last 30 days of the vesting period and assumes the reinvestment of dividends. At the time the results of the 2018 performance awards were certified by the Compensation Committee, the Compensation Committee determined that the portion of the 2018 performance award that was earned in excess of the target level (i.e., 86%) would be paid in cash rather than shares of common stock of the Company, as permitted by the National Oilwell Varco, Inc. Long-Term Incentive Plan. The cash payment was based upon the fair market value of the excess shares, as determined by the closing trading price of the Company’s common stock on February 22, 2021, the date the award was certified in writing by the Compensation Committee.

Retirement, Health and Welfare Benefits

The Company offers retirement, health, welfare and wellness programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense. U.S. employees may also earn wellness incentives by participating in voluntary wellness activities.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and the National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold and whose position is deemed to be eligible as established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary. The Supplemental Plan is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan.

Changes to the Company’s 2020 Retirement and Supplemental Plan Contributions

Due to the deteriorating operating environment in 2020, the Company implemented several changes to the employer match and retirement contributions for both the 401k Plan and the Supplemental Plan. Beginning on January 1, 2020, the employer retirement contribution compensation percentages for the 401k Plan were reduced and on May 15, 2020, the Company suspended all employer match and retirement contributions made on behalf of eligible employee participants (excluding some union groups) under both the 401k Plan and the Supplemental Plan.

U.S. Income Tax Limits on Deductibility

Code Section 162(m) limits the Company’s ability to deduct compensation paid in any given year to our “covered employees” (as defined by Section 162(m), generally, our current and former named executive officers) in excess of $1.0 million. Prior to the enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) provided an exception from this deduction limit for certain forms of “performance-based compensation,” which included the gain recognized by covered employees upon the exercise of compensatory stock options and on the vesting of performance share awards. The TCJA repealed the performance-based compensation exemption under Section 162(m), effective for taxable years beginning after December 31, 2017, subject to certain transition relief. This repeal means that compensation paid to our covered employees in excess of the $1.0 million compensation limitation under Code Section 162(m) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017, commonly referred to as grandfathered amounts.

In the past, our Compensation Committee generally sought to structure performance-based compensation for our covered employees in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation to the extent possible. Our Compensation Committee generally will continue to emphasize performance-based compensation, even though it may no longer be deductible. The Compensation Committee has authorized and expects in the future to authorize compensation in excess of $1.0 million to covered employees, which will not be deductible under Section 162(m), when it believes doing so is in the best interests of the Company and our stockholders.

Our Compensation Committee will endeavor to maintain the deductibility of grandfathered amounts going forward, except where it determines in its business judgment (as done from time to time in the past) that it is in our best interest to provide for compensation that may not be fully deductible. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the guidance issued thereunder, including the uncertain scope of the transition relief for grandfathered amounts, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit in fact will satisfy the exception.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Compensation Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Compensation Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On March 23, 2018, the Compensation Committee approved the Company’s Clawback Policy to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options, performance awards and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements. A similar clawback provision was included in the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan and the participants’ equity award agreements. For purposes of this clawback policy, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013 and amended in November 2020. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman, President & CEO	6X
Senior Vice President & CFO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. For purposes of determining compliance with the guidelines, as of January 1 of each year, the executive’s total eligible shares (as described above) will be multiplied by the greater of a) the average of the month-end closing prices of the Company’s common stock for the prior twelve months or b) the value on the date of grant or purchase. All of the Company’s named executive officers are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2021.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the company or any of the company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2020.

Recent Developments for 2021 Compensation

On February 22, 2021, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets and long-term incentive awards of the Company’s executive officers. The Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders. Additionally, the Compensation Committee decided to hold 2021 base salary, annual bonus targets and the 2020 reduced value of long-term incentive awards flat relative to the prior year for all named executive officers.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement.

Members of the Compensation Committee

Ben A. Guill, Committee Chair

Eric L. Mattson

William R. Thomas

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2020 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Comp ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Comp ($)(5)		Total ($)
Clay C. Williams Chairman, President & Chief Executive Officer (6)	2020 2019 2018	$ $ $	816,448 940,000 916,846	— — —	$ $ $	8,109,405 7,801,115 7,906,767	$ $ $	2,137,500 2,837,474 3,399,816	$ $	— 976,998 1,552,748	$ $	217,866 217,277 —	$ $ $	8,570 53,500 52,258	$ $ $	11,289,789 12,826,364 13,828,435

Jose A. Bayardo Senior VP & Chief Financial Officer	2020 2019 2018	$ $ $	685,000 685,000 679,212	— — —	$ $ $	2,560,869 2,463,519 2,496,850	$ $ $	674,997 896,043 1,073,633	$ $	— 483,117 767,820		— — —	$ $ $	6,303 44,525 44,149	$ $ $	3,927,169 4,572,204 5,061,664

Joseph W. Rovig President – Rig Technologies	2020 2019 2018	$ $ $	570,000 570,000 566,692	— — —	$ $ $	1,707,227 1,642,324 1,664,597	$ $ $	450,000 597,362 715,755	$ $	— 460,519 733,692		— — —	$ $ $	8,628 45,600 45,336	$ $ $	2,735,855 3,315,805 3,726,072

Craig L. Weinstock Senior VP, General Counsel & Secretary	2020 2019 2018	$ $ $	540,000 540,000 535,039	— — —	$ $ $	1,536,535 1,478,112 1,498,128	$ $ $	404,998 537,629 644,174	$ $	— 380,851 605,289		— — —	$ $ $	6,193 27,400 34,778	$ $ $	2,487,726 2,963,992 3,317,408

Scott K. Duff Vice President, Corporate Controller and Chief Accounting Officer	2020 2019 2018	$ $ $	380,000 380,000 376,692	— — —	$ $ $	1,536,535 1,478,112 1,498,128	$ $ $	404,998 537,629 644,174	$ $	— 253,901 403,526		— — —	$ $ $	7,816 30,401 30,574	$ $ $	2,329,349 2,680,042 2,953,094

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2020 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.

(2)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2020 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)

The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2020 annual incentive plan. The Company’s EBITDA and Rig Technologies’ EBITDA performance both were below the “target” EBITDA and working capital objectives set under the 2020 annual incentive plan. As a result, none of the named executive officers received an incentive compensation bonus payout for 2020.

(4)	This amount is attributable to a decrease in the discount rate from the prior fiscal year end measurement and a decrease in the discount period.
(5)	The amounts include:
a)

The amounts shown in this column reflect the changes made to the Company’s employer match and retirement contributions under the 401k Plan and the Supplemental Plan, as discussed further in the Retirement, Health and Welfare Benefits section above.

b)

The Company’s cash contributions for 2020 under the Company’s 401(k) Plan, a defined contribution plan, on behalf of Mr. Williams – $7,358.61; Mr. Bayardo – $5,781.76; Mr. Rovig – $6,832.99; Mr. Weinstock – $5,781.76 and Mr. Duff – $6,832.99.

c)

The Company’s cash contributions for 2020 under the Supplemental Plan, a defined contribution plan, on of behalf Mr. Williams – $1,211.55; Mr. Bayardo – $521.73; Mr. Rovig – $1,795.50; Mr. Weinstock – $411.21 and Mr. Duff – $982.84.

(6)	Mr. Williams’ 2020 base salary was reduced voluntarily from $940,000 to $750,000 in May 2020 for the remainder of the year.

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2020. The Company has granted no stock appreciation rights to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Clay C. Williams	2020	$114,303	$1,143,027	$2,286,054
	2020				105,660	211,320	422,640				$5,971,903
	2020							105,660			$2,137,502
	2020								366,638	$20.23	$2,137,500
Jose A. Bayardo	2020	$65,075	$650,750	$1,301,500
	2020				33,366	66,733	133,466				$1,885,875
	2020							33,366			$674,994
	2020								115,780	$20.23	$674,997
Joseph W. Rovig	2020	$54,150	$541,500	$1,083,000
	2020				22,244	44,488	88,976				$1,257,231
	2020							22,244			$449,996
	2020								77,187	$20.23	$450,000
Craig L. Weinstock	2020	$51,300	$513,000	$1,026,000
	2020				20,020	40,040	80,080				$1,131,530
	2020							20,020			$405,005
	2020								69,468	$20.23	$404,998
Scott K. Duff	2020	$34,200	$342,000	$684,000
	2020				20,020	40,040	80,080				$1,131,530
	2020							20,020			$405,005
	2020								69,468	$20.23	$404,998

(1)	Represents the range of possible payouts under our annual incentive compensation plan.

(2)

On February 25, 2020, the Compensation Committee approved the 2020 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric).

(3)

On February 25, 2020, the Compensation Committee approved a grant of restricted stock awards to these executive officers pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vests in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clay C. Williams		366,638	(2)		$20.23	2/26/30
	104,395	208,792	(3)		$28.72	2/28/29
	226,428	113,214	(4)		$35.09	2/29/28
	289,920				$38.86	2/23/27
	232,558				$28.24	2/25/26
	310,053				$54.74	2/26/25
	172,966				$68.997	2/26/24
	73,749				$63.926	2/16/23
	58,565				$77.987	2/22/22
	51,245				$73.579	2/23/21
									89,342	(5)	$1,226,666
									59,561	(6)	$817,773
									132,312	(7)	$1,816,644
									99,234	(8)	$1,362,483
									211,320	(9)	$2,901,424
									105,660	(10)	$1,450,712
Jose A. Bayardo		115,780	(2)		$20.23	2/26/30
	32,967	65,934	(3)		$28.72	2/28/29
	71,504	35,752	(4)		$35.09	2/29/28
	118,260				$38.86	2/23/27
	224,215				$28.24	2/25/26
									28,213	(5)	$387,364
									18,808	(6)	$258,234
									41,783	(7)	$573,681
									31,337	(8)	$430,257
									66,733	(9)	$916,244
									33,366	(10)	$458,115
Joseph W. Rovig		77,187	(2)		$20.23	2/26/30
	21,978	43,956	(3)		$28.72	2/28/29
	47,669	23,835	(4)		$35.09	2/29/28
	53,220				$38.86	2/23/27
	49,826				$28.24	2/25/26
	74,200				$54.74	2/26/25
	27,850				$68.997	2/26/24
	6,876				$63.926	2/16/23
	6,225				$77.987	2/22/22
	6,149				$73.579	2/23/21
									18,809	(5)	$258,248
									12,539	(6)	$172,160
									27,855	(7)	$382,449
									20,891	(8)	$286,833
									44,488	(9)	$610,820
									22,244	(10)	$305,410
Craig L. Weinstock		69,468	(2)		$20.23	2/26/30
	19,780	39,561	(3)		$28.72	2/28/29
	42,902	21,451	(4)		$35.09	2/29/28
	65,050				$38.86	2/23/27
	109,529				$28.24	2/25/26
	54,700				$54.74	2/26/25
	13,753				$68.997	2/26/24
	13,753				$72.657	10/2/23

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
									16,928	(5)	$232,421
									11,285	(6)	$154,943
									25,070	(7)	$344,211
									18,802	(8)	$258,151
									40,040	(9)	$549,749
									20,020	(10)	$274,875
Scott K. Duff		69,468	(2)		$20.23	2/26/30
	19,780	39,561	(3)		$28.72	2/28/29
	42,902	21,451	(4)		$35.09	2/29/28
	65,050				$38.86	2/23/27
	37,370				$28.24	2/25/26
	37,100				$54.74	2/26/25
	13,753				$68.997	2/26/24
	9,168				$63.926	2/16/23
	12,450				$77.987	2/22/22
									16,928	(5)	$232,421
									11,285	(6)	$154,943
									25,070	(7)	$344,211
									18,802	(8)	$258,151
									40,040	(9)	$549,749
									20,020	(10)	$274,875

(1)	Calculations based upon the closing price ($13.73) of the Company’s common stock on December 31, 2020, the last trading day of the year.
(2)	2020 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2021, 2/25/2022 and 2/25/2023.
(3)	2019 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/27/2020, 2/27/2021 and 2/27/2022.
(4)	2018 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/28/2019, 2/28/2020 and 2/28/2021.
(5)

2018 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance awards can be earned by the executives only if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period, exceeds certain levels.

(6)

2018 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(7)

2019 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.
(8)

2019 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(9)

2020 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(10)

2020 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

The following table provides information on the amounts received by the Named Executive Officers during 2020 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clay C. Williams	0	$0	133,981	$4,445,069
Jose A. Bayardo	0	$0	54,984	$1,708,391
Joseph W. Rovig	0	$0	38,300	$1,149,910
Craig L. Weinstock	0	$0	33,222	$958,099
Scott K. Duff	0	$0	34,170	$958,099

2020 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Fiscal Year
Clay C. Williams	Varco SERP	9.75	$1,384,895	0

Assumptions:

•	Measurement Date: December 31, 2020

•	Interest Rate for Present Value: 1.20%

•	Assumed Retirement Age: the earliest unreduced retirement age at age 65

•	Mortality: None

•	Form of Payment: 10 years Certain

•	All other assumptions, data and plan provisions are based on the ASC 715 year-end disclosure for fiscal year ending December 31, 2020

•	Service in column (c) reflects plan freeze as of December 31, 2005

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2020. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Clay C. Williams	$0	$1,212		$399,677	$0	$2,574,106
Jose A. Bayardo	$51,556	$522		$71,738	$0	$514,021
Joseph W. Rovig	$79,800	$1,796	-$	328,190	$0	$1,988,194
Craig L. Weinstock	$21,600	$411		$41,894	$0	$230,034
Scott K. Duff	$19,000	$983		$88,519	$0	$1,115,887

(1)

Executive contributions were from the executive’s salary or incentive compensation payments and are included in the Summary Compensation Table under the “Salary” column and in some cases under “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column. Registrant contributions under the Supplemental Plan were suspended on May 15, 2020.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

As discussed further in the Retirement, Health and Welfare Benefits section above, the Company eliminated all employer contributions to the 401k Plan in May 2020 (with the exception of certain unions that participate in the 401k Plan and are covered by collective bargaining agreements). This included both the Safe Harbor 4% match as well as the Retirement Contribution, which was based on years of service with the company.

In connection with this process, it was determined that the 401k Plan had an “adjusted” compensation limit for 2020 based on the date in May 2020 when the company match was stopped. The revised compensation limit through May 2020 was calculated to be $105,122.95 (as opposed to the regular limit of $285,000 set by the IRS). It was then determined that 15 executives received “excess contributions” of both match and retirement contributions totaling approximately $48,894 due to the adjusted compensation limit. This excess contribution payment was removed from the executives’ 401(k) accounts (as well as the investment gains/losses applicable to those amounts) and moved to the forfeiture account within the plan as they are not eligible for this money per IRS regulations.

Total amount of excess contributions and investment gains was $66,567.70 (inclusive of the $39,898.56 outlined below to the Named Executive Officers). The Compensation Committee made the decision to contribute an amount equal to the forfeiture to each of the executives’ Supplemental Plan accounts. Below are the amounts for the Named Executive Officers.

Name	Excess Match	Excess Match Earnings	Excess Retirement Contribution	Excess Retirement Contribution Earnings	Total
Clay C. Williams	$7,195	$3,174	$5,396	$2,379	$18,144
Jose A. Bayardo	$4,900	$2,457	$1,838	$921	$10,116
Joseph W. Rovig	$2,582	$756	$1,614	$474	$5,426
Craig L. Weinstock	$2,973	$888	$1,115	$333	$5,309
Scott K. Duff	$238	$55	$496	$115	$904

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Mr. Williams, Mr. Bayardo, Mr. Rovig, Mr. Weinstock and Mr. Duff on December 4, 2020. Under the employment agreement, Messrs. Williams, Bayardo, Rovig, Weinstock and Duff are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three years after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions. The employment agreements address the vesting of options, restricted stock and/or performance awards in the event of a termination due to death or disability.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo, Rovig and Weinstock – 80% and Mr. Duff – 75% and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. The cash severance payment described in Item (B) above will be paid in twelve (12) monthly installments. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years. Additionally, the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus ninety days, the executive’s unvested time-based restricted stock awards shall be 100% vested, and the executive’s unvested performance-based equity awards will continue until the original vesting date on a pro-rated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•

the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy-five miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement; or

•

any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company entered into severance agreements with Mr. Williams, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. On August 28, 2015, the Company entered in a severance agreement with Mr. Bayardo. The severance agreement shall only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement shall remain in effective until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo, Rovig and Weinstock – 80% and Mr. Duff – 75%, and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•

the Company’s requiring the executive to be based at any office or location more than seventy-five miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•

any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements and Severance Agreements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers if: (1) the Company terminates the executive’s employment with the Company other than for cause, death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Williams, Mr. Bayardo, Mr. Rovig, Mr. Weinstock and Mr. Duff are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2020.

Executive Benefits/Payments under the Employment Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance (2)	$4,230,000	$2,466,000	$2,052,000	$1,944,000	$1,330,000
Continuing medical benefits (3)	$31,185	$24,028	$47,439	$32,087	$25,807
Value of Unvested Stock Options (4)	$0	$0	$0	$0	$0
Value of Unvested Time-Based Restricted Stock (5)	$2,767,927	$874,066	$582,839	$524,431	$524,431
Value of Unvested Performance Awards (6)	$5,944,733	$1,877,289	$1,251,517	$1,126,382	$1,126,382
Total	$12,973,845	$5,241,383	$3,933,794	$3,626,900	$3,006,620

(1)

The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2020. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2020. Value of unvested stock options, restricted stock awards and performance awards is based on a share price of $13.73, the Company’s closing stock price on December 31, 2020.

(2)

Cash severance is an amount equal to 2 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams: 125%; Bayardo: 80%; Rovig: 80%; Weinstock: 80%; Duff: 75%).

(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)

Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three-year anniversary of the date of Termination.

(5)	Unvested time-based restricted stock will be 100% vested upon Termination.

(6)

Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2020.

Executive Benefits/Payments under the Severance Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance (2)	$2,115,000	$1,233,000	$1,026,000	$972,000	$665,000
Value of Unvested Time-Based Restricted Stock (3)	$2,767,927	$874,066	$582,839	$524,431	$524,431
Total	$4,882,927	$2,107,066	$1,608,839	$1,496,431	$1,189,431

(1)

The table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2020. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2020. Value of restricted stock is based on a share price of $13.73, the Company’s closing stock price on December 31, 2020.

(2)

Cash severance is an amount equal to 1 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%, Weinstock - 80%, Duff - 75%).

(3)	Unvested time-based restricted stock will be 100% vested upon Termination.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for cause, death or disability or the executive’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to the executive as a result of any such events.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer (our “CEO”):

For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $57,523.38; and

•	the annual total compensation of our CEO was $6,332,095.91.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer, to the median of the annual total compensation of all employees was 110 to 1.

The total compensation of our CEO noted above reflects the CEO’s temporary 20% base salary reduction for 2020.

The “median employee” that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2020 Proxy Statement disclosure. Other than the CEO’s temporary base salary reduction in 2020, there has been no significant change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp	Total
Greg L. Armstrong	$125,000	$162,006	—	—	—	—	$287,006
Marcela E. Donadio	$115,000	$162,006	—	—	—	—	$277,006
Ben A. Guill	$115,000	$162,006	—	—	—	—	$277,006
James T. Hackett	$105,000	$162,006	—	—	—	—	$267,006
David D. Harrison	$130,000	$162,006	—	—	—	—	$292,006
Eric L. Mattson	$117,500	$162,006	—	—	—	—	$279,506
Melody B. Meyer	$115,000	$162,006	—	—	—	—	$277,006
William R. Thomas	$117,500	$162,006	—	—	—	—	$279,506

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2020 for each director are as follows: Mr. Armstrong – 12,462; Ms. Donadio – 12,462; Mr. Guill – 12,462; Mr. Hackett – 12,462; Mr. Harrison – 12,462; Mr. Mattson – 12,462; Ms. Meyer – 12,462 and Mr. Thomas – 12,462.

(2)

The aggregate number of outstanding stock options as of December 31, 2020 for each director are as follows: Mr. Armstrong – 3,505; Ms. Donadio – 0; Mr. Guill – 0; Mr. Hackett – 0; Mr. Harrison – 3,505; Mr. Mattson – 3,505; Ms. Meyer – 0 and Mr. Thomas – 0.

Board Compensation

The Compensation Committee, with the consultation of Meridian, annually reviews the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program in November 2019 using the same peer group as the peer group used to benchmark executive compensation. Meridian’s analysis found that the director compensation program was near or at the median relative to the peer group. On that basis, the Compensation Committee and the Board determined that no changes were required for the Company’s non-employee director compensation. Nevertheless, the Board, in the consultation of Compensation Committee, approved decreasing the value of the Board’s annual equity award from $180,000 to $162,000, to be in alignment with the Company’s plans to reduce the value of the executive officer’s 2020 long-term incentive awards by 10%.

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$100,000
Lead Director Retainer	$25,000
Annual Committee Chair Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan.

The Board approved the grant of 12,462 shares of restricted stock awards on May 20, 2020 to each non-employee director under the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan. The restricted stock award shares vest 100% on the first anniversary of the date of the grant.

Director Non-Qualified Deferred Compensation Program

On April 10, 2017, the Board adopted the Company’s Director Non-Qualified Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their board retainers and meeting fees and all the shares of common stock underlying their restricted stock awards when they vest. If a non-employee Director elects to defer their board retainers and meeting fees under the plan, then the Director may elect to have his or her deferred cash compensation accumulate under an interest-bearing account maintained by the Company or receive deferred NOV Inc. common stock in lieu of their cash compensation on a quarterly basis. In such case, each quarterly cash retainer/meeting fee would be converted to the equivalent value of deferred stock.

If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her restricted stock awards when they vest, then those shares are retained as deferred stock under the plan. The deferred cash compensation will be held in an interest-bearing account. The account is credited quarterly with interest based on the 1-year treasury rate. The rate is reset each year based on the first published day in January.

The deferred stock account and deferred restricted stock awards are credited quarterly with dividend equivalents based on the same dividend rate as the Company common stock. The dividend equivalents are converted into “phantom shares” at each dividend date by on the closing price of the Company’s stock. Dividend equivalents and phantom shares will be credited to the account and paid in cash at the time of distribution.

Directors may choose to have their distributions begin either (1) on a specific date, or (2) upon the termination of service, each as designated at the time a deferral election is filed. Distributions under the plan may be made in a single distribution or in annual installments over a 1 to 5 year period as elected by the director. The deferred cash compensation will be paid in cash on the applicable distribution date. The deferred stock awards will be paid in the form of NOV stock on the applicable distribution date.

Ms. Donadio and Mr. Harrison have elected to defer part or all of their 2020 director compensation under the plan. Mr. Harrison has elected to defer his quarterly board and committee retainers under the plan. Mr. Harrison and Ms. Donadio have each elected to defer their 2020 restricted stock awards under the plan.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis—Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2020.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

If you wish to submit proposals to be included in our 2022 Proxy Statement, we must receive them on or before December 10, 2021. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no earlier than November 10, 2021 and no later than December 10, 2021 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with NOV’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOV’s 2020 Annual Report on Form 10-K filed on February 12, 2021 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 9, 2021

NOV INC.

ATTN: LEGAL DEPT

7909 PARKWOOD CIRCLE DR.

HOUSTON, TEXAS 77036

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NOV INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors.

	Nominees:	For	Against	Abstain

	1a. Clay C. Williams	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

	1b. Greg L. Armstrong	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.	☐	☐	☐

	1c. Marcela E. Donadio	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

	1d. Ben A. Guill	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1e. James T. Hackett	☐	☐	☐

	1f. David D. Harrison	☐	☐	☐

	1g. Eric L. Mattson	☐	☐	☐

	1h. Melody B. Meyer	☐	☐	☐

	1i. William R. Thomas	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The NPS and 10K are available at www.proxyvote.com.

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D49371-P53902

NOV Inc.

Annual Meeting of Stockholders

May 19, 2021 10:00 a.m. CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOV Inc. to be held on Wednesday, May 19, 2021, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 9, 2021 proxy statement.

This proxy is solicited on behalf of the board of directors of NOV Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 9, 2021 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side